Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	State OF FOrMation
IRESI Frederick Market Square, L.L.C.	Delaware
IRESI Montgomery Mitylene, L.L.C.	Delaware
IRESI Vernon Hills Commons, L.L.C.	Delaware